Exhibit (10) X.

March 7, 2005

Mr. Robert H. Brust
(address intentionally omitted)

Re:  Retention

Dear Bob:

The purpose of this Letter Agreement is to further amend in several respects your prior letter agreements with Eastman Kodak Company (“Kodak”) regarding the terms and conditions of your employment by Kodak, as an additional inducement to incent you to remain employed by Kodak through January 3, 2007, with a retirement date of February 1, 2007.  In particular, the letter agreements that will be amended hereby are the following:  (i) the letter agreement dated December 20, 1999, as amended by the Executive Development and Compensation Committee of the Board of Directors (the “Committee”) on February 8, 2001, (ii) the letter agreement dated November 12, 2001 and (iii) the letter agreement dated October 2, 2003 (which letter agreements shall be referred to herein collectively as the “Agreement”).  Once signed by both parties, this Letter Agreement will constitute an agreement between Kodak and you.  For purposes of this Letter Agreement, the term “Company” will refer to Kodak and all of its subsidiaries and affiliates.

1.     Cash Retention Benefit

Subject to your satisfaction of the terms and conditions of this Letter Agreement, Kodak agrees to provide you a cash retention benefit in the amount of $15,000 per month for each full month that you remain continuously and actively employed by Kodak between January 1, 2006 and December 31, 2006 (the “Cash Retention Benefit”), resulting in a potential aggregate Cash Retention Benefit to you of up to $180,000.

For each month that you earn a Cash Retention Benefit, the amount will be paid in a single lump sum payment as soon as administratively practicable following the last day of that month.  In the event, however, that during a month, you either die, or your employment is terminated by Kodak without Cause, as defined in the Agreement, you will be paid a pro-rated amount of the $15,000 payment you otherwise would have received had you remained actively and continuously employed for the entire month.  The amount of the pro-rated payment will be determined by multiplying $15,000 by a fraction, the numerator of which is the number of days you were employed by Kodak

Mr. Robert H. Brust – Page  2
March 7, 2005

during the month of your termination of employment and the denominator of which is the total number of days in the month of your termination of employment.  This amount will be paid as soon as administratively practicable following the date of your death or termination of employment.  In the event of your death, any amount owed will be paid to your estate.  The Cash Retention Benefit will be paid subject to withholding for all applicable federal, state and local income and payroll taxes.

The Cash Retention Benefit will not be “benefits bearing.”  That is, such amount will not be taken into account and considered for purposes of determining any employer-provided benefits or compensation to which you are or may hereinafter become eligible.

2.     Restricted Stock Retention Grant

Kodak will grant you 27,000 shares of restricted stock in May 2005 (the “Restricted Stock Retention Grant”) under the terms of the 2005 Omnibus Long-Term Compensation Plan (the “2005 Omnibus Plan”), subject to shareholder approval of the 2005 Omnibus Plan.  The Restricted Stock Retention Grant will vest in three consecutive equal annual installments commencing in 2007; provided that your termination of employment for other than Cause on or after January 3, 2007 shall constitute an “Approved Reason” for purposes of the Restricted Stock Retention Grant, whereupon all remaining restrictions on such shares of restricted stock shall lapse automatically and you shall not forfeit any restricted stock under the Restricted Stock Retention Grant.  The specific terms, conditions and restrictions of the Restricted Stock Retention Grant will be contained in an award notice to be delivered to you on or about the time of the grant in May 2005.

3.     Remaining Terms of Agreement

Except as specifically amended by this Letter Agreement, all the terms of the Agreement will remain in full force and effect, without amendment or modification.

4.     Miscellaneous

A.

Confidentiality.  You agree to keep the content and existence of this Letter Agreement confidential except that you may review it with your financial advisor, attorney or spouse/partner and with me or my designee.  Upon such a disclosure, however, you agree to advise the recipient of the confidential nature of this Letter Agreement and the facts giving rise to it as well as the recipient’s obligations to maintain the confidentiality of this Letter Agreement and the facts giving rise to it.

Mr. Robert H. Brust – Page  3
March 7, 2005

B.

Unenforceability.  If any portion of this Letter Agreement is deemed to be void or unenforceable by a court of competent jurisdiction, the remaining portions will remain in full force and effect to the maximum extent allowed by law.  The parties intend and desire that each portion of this Letter Agreement be given the maximum possible effect allowed by law.

C.

Headings.  The headings of the several sections of this Letter Agreement have been prepared for convenience and reference only and shall not control, affect the meaning, or be taken as the interpretation of any provision of this Letter Agreement.

D.

Applicable Law.  This Letter Agreement, and its interpretation and application, will be governed and controlled by the laws of the State of New York, applicable as though to a contract made in New York by residents of New York and wholly to be performed in New York without giving effect to principles of conflicts of law.

E.

Amendment.  This Letter Agreement may not be changed, modified, or amended, except in a writing signed by both you and Kodak that expressly acknowledges that it is changing, modifying or amending this Letter Agreement.

F.

At Will.  Please also keep in mind that, regardless of any provision contained in this Letter Agreement to the contrary, your employment at Kodak is “at will.”  That is, you will be free to terminate your employment at any time, for any reason, and Kodak is free to do the same.

*     *     *

Mr. Robert H. Brust - Page 4
March 7, 2005

Your signature below means that:

1.

You have had ample opportunity to discuss the terms and conditions of this Letter Agreement with advisors of your choice from among those types listed in Section 5(A) above, and as a result fully understand its terms and conditions; and

2.	You accept the terms and conditions set forth in this Letter Agreement; and

3.

You agree that this Letter Agreement supersedes and replaces any and all agreements or understandings whether written or oral that you may have with Kodak concerning the subject matter hereof; provided, however, this Letter Agreement does not in any way supersede or replace your Eastman Kodak Company Employee’s Agreement.

If you find the foregoing acceptable, please sign your name on the signature line provided below and return the original signed copy of this Letter Agreement directly to my attention.  Thank you, and best wishes for your continuing successes at Kodak.

Very truly yours,

RLB:seu

I agree to the terms and conditions of this Letter Agreement.

Signed:	/s/ ROBERT H. BRUST

Robert H. Brust

Dated: